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                     July 11, 2023

       Andrew Brown
       Chief Financial Officer
       Chegg, Inc.
       3990 Freedom Circle
       Santa Clara, CA 95054

                                                        Re: Chegg, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-36180

       Dear Andrew Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services